Exhibit (a)(3)

NOTICE OF MERGER AND DISSENTER’S RIGHTS

                         , 2011

To the Holders of Common Stock of Natural Resources USA Corporation:

NOTICE IS HEREBY GIVEN, pursuant to Section 16-10a-1322 of the Utah Revised Business Corporation Act (the “Act”), that GSR Acquisition Corp., a Utah corporation (“GSR Acquisition”), has authorized the short-form merger (the “Merger”) of GSR Acquisition with and into Natural Resources USA Corporation, a Utah corporation (“NRUC”), with NRUC continuing as the surviving corporation. GSR Acquisition is a wholly-owned subsidiary of Green SEA Resources Inc., which is a private Canadian company wholly-owned within the Sentient Group of Global Resource Funds. The Merger will become effective upon the filing of Articles of Merger with the Utah Divisions of Corporations and Commercial Code (the “Effective Time”), which is expected to occur on or about                     , 2011. As of the date hereof, GSR Acquisition owns approximately 95% of the outstanding shares of common stock (the “Shares”) of NRUC. Accordingly, pursuant to Section 16a-10a-1104 of the Act, no action by the shareholders of NRUC (other than GSR Acquisition) is required for the Merger to become effective.

Pursuant to the terms of the Merger, each outstanding Share (other than (i) Shares held by GSR Acquisition, and (ii) Shares as to which dissenters’ rights are exercised, as described in the Transaction Statement on Schedule 13E-3, as amended (the “Schedule 13E-3”)) and herein, held immediately prior to the Effective Time will represent only the right to receive $0.57 per Share in cash, without interest. As a result of the Merger, the separate corporate existence of GSR Acquisition will be terminated, and the shareholder of GSR Acquisition will become the only shareholder of NRUC.

Shareholders of record immediately prior to the effective date of the Merger will be mailed a letter of transmittal. Shareholders receiving such document should carefully read it. Detailed instructions for surrendering your stock certificates will be set forth in the letter of transmittal. Please do not submit your stock certificates before you have received this document. You should note that the method of delivery of the letter of transmittal, the stock certificate(s), and any other required documentation is at your option and risk.

Following the Effective Time and receipt of your properly completed and executed letter of transmittal and Share certificate(s), your Shares will be cancelled and the paying agent will mail the cash payment for your Shares to the address shown for you in the letter of transmittal, unless you provide a different address in accordance with the instructions in the letter of transmittal. You will not receive the cash payment until the paying agent receives your properly completed and executed letter of transmittal, your Share certificate(s) and any other documents required by the letter of transmittal.

Under Part 13 of the Act, NRUC shareholders (other than GSR Acquisition) who follow the procedures specified in Part 13 have the right to seek judicial appraisal of the “fair value” (as defined pursuant to Section 16-10a-1301(4) of the Act) of their respective Shares in a district court of the State of Utah located in Salt Lake County, Utah (the “District Court”). This value may be more than the $0.57 per Share in cash consideration offered in the Merger. In order to qualify for these rights, you must make a written payment demand within 30 days after the date of mailing of this Notice of Merger and Dissenter’s Rights and otherwise comply with the procedures for exercising dissenter’s rights set forth in the Act. The statutory right of dissent is set out in Section Part 13 of the Act. A copy of Part 13 of the Act is attached as Appendix A hereto. Any failure to comply with its terms will result in an irrevocable loss of such right. The summary contained herein is not a complete statement of the law pertaining to dissenter’s rights under the Act and is qualified in its entirety by the full text of Part 13 of the Act, which is set forth in Appendix A to this Notice. You should carefully read Part 13, particularly the procedural steps required to perfect dissenter’s rights, because failure to strictly comply with the procedural requirements set forth in Part 13 will result in a loss of dissenter’s rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE DISSENTER’S RIGHTS AVAILABLE TO NRUC SHAREHOLDERS, AND THE PROCESS TO PERFECT YOUR DISSENTER’S RIGHTS UNDER PART 13.

If you do NOT plan to pursue your dissenter’s rights with respect to your Shares, NRUC requests that you execute (or, if you are not the record holder of such Shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the letter of transmittal to the paying agent following receipt thereof, together with your Share certificate(s) and any other documents required by the letter of transmittal. You should note that surrender of an executed letter of transmittal will constitute a waiver of dissenter’s rights under the Act.

Dissenter’s Procedure

This Notice of Merger and Dissenter’s Rights affords you the notice required by Part 13 of the Act. The right to dissent and demand payment will be lost unless it is perfected by full and precise satisfaction of the requirements of Part 13, the text of which is set forth in full in Appendix A attached to this Notice of Merger and Dissenter’s Rights. Mere failure to execute and return the enclosed Letter of Transmittal along with your stock certificate(s) does NOT satisfy the requirements of Part 13; rather, a separate written demand for payment must be properly executed and delivered to NRUC as described below.

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Under the Act, record holders of Shares, as of the closing of the Merger, who follow the procedures set forth in Part 13 of the Act will be entitled to have their Shares appraised by the District Court and to receive payment of the fair value of the Shares, together with interest, if any, as determined by such court. The fair value as determined by the District Court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Part 13 of the Act and is qualified in its entirety by reference to the full text of Part 13, a copy of which is attached hereto as Appendix A.

You have the right, on or prior to                     , 2011 (i.e., within 30 days after the date of this Notice of Merger and Dissenter’s Rights written above), to demand payment for your Shares in writing from NRUC. A Form for Demanding Payment by a Dissenting Shareholder is attached hereto as Appendix B. Please state an address to which payment is to be made in the space provided in the form. All written demands for payment by a dissenting shareholder, together with certificates for Shares with respect to which dissent is being made, should be sent or delivered to NRUC care of the following address:

Green SEA Resources Inc.

130 Adelaide Street West, Suite 3303

Toronto, Ontario

Canada M5H 3P5

Attention: Vice President, Legal and General Counsel

Payment demands must be received, and certificates for your Shares must be delivered to the address immediately set, forth above by                     , 2011. If a shareholder does not demand payment and deposit Share certificates by such date, the shareholder will not be entitled to dissent and will be eligible to receive only the Merger consideration of $0.57 per Share.

Only a holder of record of Shares, or a person duly authorized and explicitly purporting to act on his, her, or its behalf, is entitled to assert dissenter’s rights for the Shares registered in that holder’s name. A demand for payment should be executed by or on behalf of the holder of record fully and correctly, as the holder’s name appears on the stock certificate(s).

A beneficial owner of Shares held in “street name” who desires to dissent and demand payment should take such actions as may be necessary to ensure that a timely and proper demand for payment is made by the record holder of such Shares. Securities held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security deposit, such as The Depository Trust Company, Cede & Co., Philadep and others. Any beneficial owner desiring dissent and demand payment who holds Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that any demand for payment is made by the record holder of such Shares. The beneficial owner of such Shares who desires to dissent and make demand for payment should instruct such firm, bank or institution that the demand for payment must be made by the record holder of such Shares, which may be the nominee of a central security depository if the Shares have been so deposited.

A demand for payment signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity must identify the record owner(s) and must be signed in such person’s fiduciary or representative capacity. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for payment should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for payment on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise dissenter’s rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which payment is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner.

Any demand for payment received by a nominee record shareholder dissenting with respect to the Shares held by any one or more beneficial shareholders must be accompanied by a certification by each beneficial shareholder that shall certify to NRUC that both the beneficial owner and the record shareholders of all Shares owned beneficially by the beneficial owner have asserted, or will timely assert, dissent rights as to all the Shares unlimited on the ability to exercise dissent rights.

Upon compliance by the dissenting shareholder with all the requirements described above and all other applicable provisions of Part 13 of the Act, NRUC will pay the amount it estimates to be the fair value of the dissenting shareholder’s Shares, except for any shares acquired by any dissenting shareholder after the date of the first public announcement of the short-form merger to which special provisions not summarized here apply, accompanied by:

•	the NRUC balance sheet as of the end of the 2010 fiscal year;

•	an income statement for the 2010 fiscal year;

•	statements of changes in shareholders’ equity and cash flows for fiscal 2010;

•	the latest available interim financial statements, if any;

•	statement of NRUC’s estimate of the fair value of the Shares with respect to which a demand for payment has been made and the amount of interest payable with respect to such Shares;

•	a statement of a dissatisfied dissenter’s right to demand payment, as discussed below; and

•	copy of Part 13 of the Act.

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The annual financial statements shall be audited because NRUC customarily provides audited financial statements to shareholders.

A shareholder who asserts dissent rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissent rights acquired beneficial ownership of the shares before the Effective Time. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissent rights are being asserted, acquired beneficial ownership of the shares before that date, NRUC may, in lieu of making the payment provided above, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

A dissenting shareholder may notify NRUC of such shareholder’s estimate of the value of the Shares of NRUC common stock held and demand that NRUC pay such amount if: (a) the dissenter believes that the amount paid by NRUC pursuant to the procedures outlined above is less than the fair value of the shares, (b) if NRUC fails to make payment within 60 days after the date set by it as the date by which it must receive the payment demand, or (c) if, having not effected the short-form merger, NRUC fails to return timely the dissenting shareholder’s Shares. A dissenting shareholder waives the right to demand payment according to this paragraph unless such dissenting shareholder causes the surviving corporation to receive notice of his or her estimate within 30 days after the NRUC has made payment for the shares of NRUC common stock pursuant to the procedures outlined above.

If a demand for payment by the dissenter remains unresolved, NRUC will commence a proceeding in the District Court within 60 days after receiving the payment demand from the dissenter and shall petition the court to determine the fair value of the shares and the amount of interest payable. If NRUC fails to commence the proceeding within such 60-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Each such dissenting shareholder is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by NRUC or the amount NRUC elected to withhold payment under special provisions applicable to shares acquired after the date of this Notice of Merger and Dissenter’s Rights. The court is required to assess court costs, including appraisal costs against NRUC, unless the court determines that the dissenting shareholder acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against NRUC if it did not substantially comply with Part 13 of the Act, or against one or more dissenters if the courts finds that such dissenter acted arbitrarily, vexatiously or not in good faith.

Any shareholder wishing to exercise dissent rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in the Act may result in the loss of a shareholder’s statutory dissent rights.

The foregoing summary does not purport to be a complete statement of the procedures to be followed by former shareholders desiring to exercise their dissenter’s rights and is qualified in its entirety by express reference to Part 13 of the Act, the full text of which is attached hereto as Appendix A. You should carefully read Part 13, particularly the procedural steps required to perfect dissenter’s rights, because failure to strictly comply with the procedural requirements set forth in Part 13 will result in a loss of dissenter’s rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE DISSENTER’S RIGHTS AVAILABLE TO FORMER NRUC SHAREHOLDERS, AND THE PROCESS TO PERFECT YOUR DISSENTER’S RIGHTS UNDER PART 13 OF THE ACT.

YOU ARE URGED TO READ APPENDIX A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF DISSENTER’S RIGHTS.

Additional Information

In connection with the Merger, GSR Acquisition and certain of its affiliates filed with the U.S. Securities and Exchange Commission (the “SEC”) the Schedule 13E-3. In making their decisions as to the exercise of dissenter’s rights, shareholders are urged to review the Schedule 13E-3 and all related materials. A copy of the as mailed Schedule 13E-3 is enclosed or made available herewith. In addition, copies of the Schedule 13E-3, including all amendments and supplements thereto, can be obtained at GSR Acquisition’s expense from the paying agent if you are a bank or a broker. Finally, the Schedule 13E-3 is also available for free on the SEC’s website at http://www.sec.gov.

NRUC is subject to the information reporting and other requirements of the United States Securities Exchange Act of 1934, as amended, and is required to file reports and other information with the SEC relating to NRUC’s business, financial condition and certain other matters. These reports and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. NRUC’s filings with the SEC are also available to the public from commercial document-retrieval services and on the website maintained by the SEC at http://www.sec.gov.

Sincerely, GSR ACQUISITION CORP.

By:
Name:	Wayne Richardson
Title:	Chief Executive Officer and President

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APPENDIX A

PART 13 OF THE UTAH REVISED BUSINESS CORPORATION ACT

16-10a-1301. Definitions.

For purposes of Part 13:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders. (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissent rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissent rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissent rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissent rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissent rights as to all the shares unlimited on the ability to exercise dissent rights. The certification requirement shall be stated in the dissent notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissent rights.

(1) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissent rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissent rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment — Eligibility and notice of intent.

(1) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissent rights:

(a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissent rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissent rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissent notice.

(1) If proposed corporate action creating dissent rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissent notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissent notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissent rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissent notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissent notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.

(1) A shareholder who is given a dissent notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissent rights shall, in accordance with the terms of the dissent notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissent notice; and

(c) if required by the corporation in the dissent notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissent rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissent rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissent rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissent notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissent rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) shall be accompanied by:

(a) (i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326. Failure to take action.

(1) If the effective date of the corporate action creating dissent rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissent rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissent notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissent notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissent rights under Section 16-10a-1302 and state that a shareholder who asserts dissent rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissent rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissent rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissent rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares — Court action.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded.

APPENDIX B

Natural Resources USA Corporation

Form for Demanding Payment by a Dissenting Shareholder

The undersigned is the owner of the following number of shares of capital stock of Natural Resources USA Corporation and hereby demands payment for the same:

Common Stock:

The undersigned represents and warrants that the foregoing shares are all of the shares of capital stock of Natural Resources USA Corporation beneficially owned by the undersigned, except that if the undersigned is a nominee holder this Form for Demanding Payment by a Dissenting Shareholder is accompanied by a certification by each beneficial shareholder that both the beneficial owner and the recordholders of all shares of common stock owned beneficially by the beneficial owner have asserted, or will timely assert, dissent rights as to all the Shares beneficially owned by the beneficial owner.

By initialing in the box to the right of this statement, the undersigned, or the person on whose behalf the undersigned is asserting dissenters’ rights, hereby certifies that the undersigned acquired ownership of the foregoing shares before                     , 2011 (Any failure to so initial will be interpreted as a failure to provide this certification).

Dissenters’ rights payments with respect to the shares identified above should be sent to the following address:

Signature:

Name of Record Holder:

Name of Beneficial Holder:

Date:

NOTE:	THIS DEMAND MUST BE RECEIVED BY AT , ON OR BEFORE . FAILURE TO DELIVER THE DEMAND BY THE DATE INDICATED WILL WAIVE ALL RIGHTS THAT THE SHAREHOLDER HAS TO DISSENT. THIS DEMAND MUST BE ACCOMPANIED BY THE CERTIFICATES WITH RESPECT TO WHICH DISSENT AND PAYMENT DEMAND IS BEING MADE.